EXHIBIT 99.1


            PATRIOT TRANSPORTATION HOLDING, INC./NEWS
     Contact:       John E. Anderson
                    Chief Executive Officer
					904/396-5733, Ext. 101

_________________________________________________________________

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE
FIRST QUARTER OF FISCAL YEAR 2006 AND PURCHASE OF LAND FOR FUTURE
DEVELOPMENT.
_________________________________________________________________

Jacksonville, Florida; January 27, 2006 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $1,898,000 or $0.62 per diluted share in the first quarter of fiscal 2006, an increase of $214,000 or 12.7% compared to $1,684,000 and $0.56 per diluted share in the same period last year.

First Quarter Operating Results. For the first quarter of fiscal
2006, consolidated revenues were $35,423,000, an increase of $4,004,000 or 12.7% over the same quarter last year.

Transportation segment revenues were $30,300,000 in the first quarter of 2006, an increase of $3,265,000 over the same quarter last year. Fuel surcharges accounted for $1,978,000 of the increase, resulting from higher diesel fuel costs during the quarter compared to the same quarter last year. Excluding fuel surcharges, revenue per mile increased 6.9%, reflecting better pricing for our services. Revenue miles in the current quarter were down 1.6% compared to the first quarter of 2005 due to an industry-wide, tight driver availability.

Real Estate segment revenues for the first quarter of fiscal 2006 were $5,123,000, an increase of $739,000 or 16.9% over the same quarter last year. Lease revenue from developed properties increased $585,000 or 19.8%, due to an increase in occupied square feet resulting from the completion of a pre-leased 74,600 square foot building in January 2005 and the completion of a pre-leased 145,180 square foot building in July 2005. Royalties from mining operations increased $154,000 as a result of increased royalties per ton.

Consolidated gross profit was $6,782,000 in the first quarter of fiscal 2006 compared to $5,962,000 in the same period last year, an increase of 13.8%. Gross profit in the transportation segment increased $745,000 or 21.7%, primarily due to improved pricing as compared to the same quarter last year. Gross profit in the real estate segment increased $75,000 or 3% from the first quarter of 2005, due to the increased revenues mostly offset by increased staffing and professional fees.

Selling, general and administrative expenses increased $409,000 over the same quarter last year. The increase included $155,000 of higher incentive compensation accrual due to increased earnings and $127,000 of stock-based compensation expense. SG&A expense was 7.9% of revenue for the first quarter of fiscal 2006 compared to 7.6% for the same period last year.

Purchase of Land. The Company also announced that its wholly owned subsidiary, Florida Rock Properties, Inc., recently purchased 103 acres of undeveloped land located in Manassas, Virginia (Prince William County) from Southern Region Industrial
Realty, a subsidiary of Norfolk Southern Corp.




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1801 Art Museum Drive /Jacksonville, Florida 32207 /(904) 396-5733
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The site is strategically located within one half mile of the intersection of I-66 and the Prince William Parkway (Route 234) and will be named "Patriot Business Center". Plans call for an eventual total build-out of over 1,000,000 square feet of office and warehouse buildings commencing in 2008 after entitlements and infrastructure are complete.

Summary and Outlook. The Company's real estate development business continues to benefit from positive inquiry trends from prospective tenants for its warehouse-office product. The Company continues to explore opportunities for development of various properties owned by the Company, including certain properties leased by the Company to Florida Rock Industries, a related party. Favorable freight-hauling demands for its transportation business remain challenged by an industry-wide, tight driver availability. Continuing volatile crude oil and diesel fuel price fluctuations remain likely to impact operating margins.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; regulations regarding driver qualifications and hours of service; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


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
                 PATRIOT TRANSPORTATION HOLDING, INC.
      Summary of Consolidated Revenues and Earnings (unaudited)
             (In thousands except per share amounts)


                                                   Three Months
                                                       Ended
                                                    December 31
                                                  2005         2004
                                                           (restated)

        Revenues                                $ 35,423  $   31,419

        Gross profit                            $  6,782  $    5,962

        Income before income taxes              $  3,061  $    2,759

        Net income                              $  1,898  $    1,684

        Earnings per common share:

                               Basic            $   0.64  $     0.57

                               Diluted          $   0.62  $     0.56

        Weighted average common shares outstanding:

          Basic                                     2,965    2,932

          Diluted                                   3,066    3,000


                                   Continued
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              PATRIOT TRANSPORTATION HOLDING, INC.
              Condensed Balance Sheets (unaudited)
                     (Amounts in thousands)
                                    December 31,    September 30,
                                        2005             2005
				    _____________    _____________

Cash and cash equivalents             $       371      $     2,966
Accounts receivable, net                   10,570           11,731
Other current assets                        5,721            4,872
Property, plant and equipment, net        179,066          164,936
Other non-current assets                    9,189            9,210
				      ___________      ___________
             Total Assets             $   204,917      $   193,715
				      ===========      ===========


Current liabilities                   $    14,438      $    16,221
Long-term debt (excluding current          59,423           48,468
maturities)
Deferred income taxes                      14,346           14,394
Other non-current liabilities               6,784            6,731
Shareholders' equity                      109,926          107,901
				      ___________      ___________

            Total Liabilities and
	    Shareholders' Equity      $   204,917      $   193,715
				      ===========      ===========




              PATRIOT TRANSPORTATION HOLDING, INC.
                  Business Segments (unaudited)
                     (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                                       Three Months Ended
                                          December 31
                                        2005        2004
                                                 (restated)

      Transportation Revenues        $  30,300    $ 27,035
      Real Estate Revenues               5,123       4,384
				     _________    ________

               Total Revenues        $  35,423    $ 31,419
				     =========    ========



       Transportation Operating Profit   1,971       1,450
       Real Estate Operating Profit      2,606       2,531
       Corporate Expenses                 (604)       (419)
				     _________    ________

       Total Operating Profit        $  3,973     $  3,562
				     =========    ========


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